UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to §240.14a-12

AMERICAN CENTURY MUNICIPAL TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

For Internal Use Only – Not for Public Use
New York Tax-Free Proxy Overview
Corporate and Product Strategy	Prepared by Mark Fujii on 10/06/2009

Summary

ACI is seeking to change New York Tax-Free’s designation to non-diversified from diversified, a move that requires board approval (received on September 25, 2009) and a shareholder vote. ACI intends to make the change immediately upon shareholder approval.

Questions and Answers

What is the difference between diversified and non-diversified?
The difference has to do with portfolio construction, specifically, the maximum level of exposure to a single issuer of securities.

Diversified funds can invest no more than 5% of its assets in the securities of any one issuer (excluding cash and government securities) and hold no more than 10% of the outstanding voting securities of any one issuer.  The requirements must be followed for 75% of a diversified fund’s assets.  A non-diversified fund isn’t subject to the aforementioned limitations.  Both definitions are disclosed in section 5(b) of the Investment Company Act of 1940.

What is the issue?
The key to portfolio diversification is the number of issuers.  The more issuers, the easier it is to diversify.  The issue is that there are fewer local issuers (cities, counties, school districts, etc.) of municipal bonds in New York than in other large states.  In fact, New York tax exempt bond issuance is highly concentrated in only a few large public authorities in addition to the City of New York. The largest public authority issuers in the state are the New York Metropolitan Transit Authority (MTA), Dormitory Authority of the State of New York, New York Thruway Authority, New York Transitional Finance Authority, and New York Urban Development Authority.

The aforementioned diversified requirements may present compliance challenges that could be easily alleviated by changing New York Tax-Free’s designation to non-diversified.

ACI NY Tax-Free just launched.  Wasn’t this considered during the product development phase?
The diversification designation was considered during NY Tax-Free’s product development phase.  The issue is that a gray area exists in the interpretation of the diversification rule.  ACI is taking the necessary precautions to ensure that NY Tax-Free’s portfolio is properly diversified in accordance with section 5(b) of the Investment Company Act of 1940

How does changing to diversified benefit shareholders?
ACI believes that it would be in the best interest of shareholders to eliminate the unnecessary compliance challenges by changing the Fund’s 1940 Act designation to non-diversified. The Advisor believes that the current designation creates a limitation on fund management given the current nature of the New York market. The change in designation will allow the Fund to continue to invest in additional issues of tax-exempt securities from various state and local authorities, alleviate potential concerns about the Fund’s ability to remain fully invested in the event of significant cash flows, and maintain a competitive yield and total return.

Who gets to vote?
ACI is proposing a record date for the shareholder vote on September 26, 2009.  All shareholders as of the record date are entitled to vote on the proxy.  A special shareholder meeting is scheduled for November 12, 2009.  It is anticipated that the change of designation would be effective immediately after the shareholder meeting.

For Internal Use Only – Not for Public Use               Page 1of 2

 ©2009 American Century Proprietary Holdings, Inc. All rights reserved.

For Internal Use Only – Not for Public Use

If a shareholder calls and wants to vote how should I handle it?
-	They can go to: www.proxyweb.com and vote.
-	They can complete and sign their proxy card and return it in the postage paid return envelope we provided.
-
The rep can either transfer them or the shareholder can call Broadridge toll-free at:  1-888-221-0697.  They will enter the number in the gray box on the left-hand side of their proxy card and follow the recorded instructions.

How does American Century recommend we vote?
Please remember that we are not allowed to recommend how a shareholder should vote, but you can encourage shareholders to vote as every vote counts.  Also, you can let them know that the fund’s Board of Trustees approved of the change to non-diversified.

Questions?  Contact Mark Fujii at extension 69889.

 For Internal Use Only – Not for Public Use               Page 2 of 2

©2009 American Century Proprietary Holdings, Inc. All rights reserved.